U.S. SECURITIES AND EXCHANGE COMMISSION
                         Washington, DC 20549

                                FORM 4

             STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
   Section 17(a) of the Public Utility Holding Company Act of 1935 or
           Section 30(f) of the Investment Company Act of 1940

|_| Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).
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1. Name and Address of Reporting Person*

     BENNETT               BARRY                     I
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     (Last)               (First)                 (Middle)
     619 - 11 Ave SE, Suite 204
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                                     (Street)
     Calgary,                AB                    T2G 0YB
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     (City)               (State)                 (Zip)

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2. Issuer Name and Ticker or Trading Symbol

    Advanced ID Corp (AIDO)
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3. IRS Identification Number of Reporting Person, if an Entity
(Voluntary)

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4. Statement for Month/Year

     January 23, 2003

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5. If Amendment, Date of Original (Month/Year)

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6. Relationship of Reporting Person(s) to Issuer (Check all applicable)

   |X|   Director                            | |   10% Owner
   |X|   Officer (give title below)          |_|   Other (specify
below)
              CEO
         ------------------------            ------------------------
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7. Individual or Joint/Group Filing (Check Applicable Line)

   |X|  Form filed by one Reporting Person
   |_|  Form filed by more than one Reporting Person

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* If the Form is filed by more than one Reporting Person, see
Instruction
  4(b)(v).

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       Table I -- Non-Derivative Securities Acquired, Disposed of,
                         or Beneficially Owned
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1. Title of Security (Instr. 3)

     Class A Common Stock

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2. Transaction Date (Month/Day/Year)

     1/23/03

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2A. Deemed Execution Date, if any (Month/Day/Year)

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3. Transaction Code (Instr. 8)
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       Code        V
       ----       ---
        P

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4. Securities Acquired (A) or Disposed of (D) (Instr.3, 4 and 5)
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---------
                          (A)
                           or
          Amount          (D)          Price
          ------          ---          -----
           1,000           A            0.15

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5. Amount of Securities Beneficially Owned Following Reported
Transactions     (s) (Instr. 3 and 4)

     201,000

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6. Ownership form: Direct (D) or Indirect (I) (Instr. 4)

     D

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7. Nature of Indirect Beneficial Ownership (Instr. 4)

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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Table II -- Derivative Securities Acquired, Disposed of, or
Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

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1. Title of Derivative Security (Instr. 3)

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2. Conversion or Exercise Price of Derivative Security

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3. Transaction Date (Month/Day/Year)

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4. Transaction Code (Instr. 8)
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          Code          V
          ----         ---

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5. Number of Derivative Securities Acquired (A) or Disposed of
(D)(Instr, 3, 4, and 5)
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          (A)          (D)
          ---          ---

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6. Date Exercisable and Expiration Date (Month/Date/Year)
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          Date Excisable          Expiration Date
          --------------          ---------------

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7. Title and Amount of Underlying Securities
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          Title          Amount or Number of Shares
          -----          --------------------------

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8. Price of Derivative Security (Instr. 5)

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9. Number of derivative Securities Beneficially Owned Following
Reported Transaction(s) (Instr. 4)

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10. Ownership Form of Derivative Security: (D) Direct or (I) Indirect
(Instr. 4)

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11. Nature of Indirect Benficial Ownership (Instr. 4)

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

Explanation of Responses:







** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).






/s/  Barry Bennett                                 March 6, 2003
----------------------------------            -----------------------
** Signature of Reporting Person                       Date

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.